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                                                                    EXHIBIT 99.1
[BIRDS EYE LOGO]
                                                          Contact: Bea Slizewski
                                                                 Birds Eye Foods
                                                                    585-264-3189



           BIRDS EYE FOODS ANNOUNCES FIRST QUARTER FISCAL 2004 RESULTS

ROCHESTER, NY, November 7, 2003...Birds Eye Foods, Inc., the nation's leader in manufacturing and marketing frozen vegetables and a major processor of other food products, today reported its first quarter fiscal 2004 results.
     Net sales for the first quarter of fiscal 2004 were approximately $192.5 million, a decline of $9.2 million, or 4.6 percent, as compared to $201.7 million in the first quarter of fiscal 2003. This decline was primarily attributable to the Company's continuing efforts to rationalize certain product offerings. The remaining decline is attributable to changes in the timing of various promotional activities versus the prior year and continuing competitive actions.
     Net income of $2.9 million increased $1.3 million, or 81.3 percent, from $1.6 million in the first quarter of fiscal 2003. The improvement resulted from reduced marketing expenses in the quarter and lower interest expense. These benefits were partially offset by the carryover effects of a reduced harvest in calendar 2002 versus 2001.
     Dennis M. Mullen, Birds Eye Foods Chairman, President, and Chief Executive Officer comments, "As our results indicate, we continue to experience the benefits of reduced debt and improved cash flow." Mullen continued, "While we will continue to aggressively manage our working capital, our focus for fiscal 2004 will be to grow our core brands while pursuing opportunities for new products, including our recently introduced array of sauced vegetable offerings."
     Rochester-based Birds Eye Foods, with sales of approximately $1.0 billion annually, processes fruits and vegetables in 16 facilities across the country. Familiar brands in the frozen aisle include Birds Eye, Birds Eye Voila!, Birds Eye Simply Grillin,' Birds Eye Hearty Spoonfuls, Freshlike and McKenzie's. Other processed foods marketed by Birds Eye Foods include canned vegetables (Freshlike); fillings and toppings (Comstock and Wilderness); chili and chili ingredients (Nalley and Brooks); salad dressings (Bernstein's and Nalley) and snacks (Tim's, Snyder of Berlin and Husman). Birds Eye Foods also produces many of these products for the private label, food service and industrial markets.


NOTE: In conjunction with this release, investors will have the opportunity to listen to a conference call on November 13, 2003, at 1 p.m. eastern time over the Internet through PR Newswire's website. To listen to the live call, go to the Birds Eye Foods website: www.birdseyefoods.com (http://www.birdseyefoods.com) or www.prnewswire.com
(http://www.prnewswire.com). Please go to the website at least 15 minutes early to register, download, and install any necessary audio software. For those who cannot listen to the live broadcast, a replay will be available after the call on the Birds Eye Foods website. Additional information regarding Birds Eye Foods' financial information for the three months ended September 27, 2003, including financial and other statistical information about Birds Eye Foods' results of operations or financial results for the quarter ended, is set forth in the Company's Form 10-Q Equivalent for the quarterly period ended September 27, 2003, which will be available at www.birdseyefoods.com (http://www.birdseyefoods.com) under Public Reporting in the Investor & News section - www.birdseyefoods.com/corp/investorsnews/publicreporting - prior to the conference call.

This press release contains predictions, estimates, and other "forward-looking statements" within the meaning of section 21E of the Exchange Act and section 27A of the Securities Act. These forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those anticipated in these forward-looking statements as of the date of this press release. These risks include, but are not limited to: the impact of strong competition in the food industry, including competitive pricing; the impact of changes in consumer demand; the impact of weather on the volume and quality of raw product; the inherent risks in the marketplace associated with new product introductions, including uncertainties about trade and consumer acceptance; the continuation of our success in integrating operations, including the realization of anticipated synergies in operations and the timing of any such synergies, and the availability of acquisition and alliance opportunities; our ability to achieve gains in productivity and improvements in capacity utilization; our ability to service debt; interest rate fluctuations; and effectiveness of marketing and shifts in market demand. Please refer to Birds Eye Foods' Annual Report on Form 10-K Equivalent for the fiscal year ended June 28, 2003 as well as other reports and information filed by Birds Eye Foods with the Securities and Exchange Commission for more information on factors that could cause actual results to differ.
                                      -30-





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                              BIRDS EYE FOODS, INC.
                      CONSOLIDATED STATEMENTS OF OPERATIONS
                                   (unaudited)



                                                          Three Months Ended
(dollars in thousands)                              ------------------------------
                                                    September 27,    September 28,
                                                        2003            2002(a)
                                                      --------         --------
Net sales                                             $192,491         $201,655

Operating income                                      $ 15,254         $ 16,702

Interest expense                                       (10,460)         (13,682)
                                                      --------         --------

Pretax income from continuing operations                 4,794            3,020

Tax provision                                           (1,918)          (1,238)
                                                      --------         --------

Income before discontinued operations                    2,876            1,782

Discontinued operations, net of tax (b)                     (4)            (222)
                                                      --------         --------

Net income                                            $  2,872         $  1,560
                                                      ========         ========



(a) In order to provide a meaningful basis of comparing the Company's results of operations, the results of operations for the "predecessor" period (June 30, 2002 to August 18, 2002) have been combined with the results of operations for the "successor" period (August 19, 2002 to September 28, 2002).

(b) The Company has disposed of its Veg-All, popcorn, and applesauce operations. The implementation of SFAS No. 144 resulted in the classification and separate financial presentation of those businesses as discontinued operations and are, therefore, excluded from continuing operations.